Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-257637) and Form S-8 (Nos. 333-239042, 333-253998, and 333-263175) of Shift4 Payments, Inc. of our report dated March 1, 2022, except for the effects of the restatement discussed in Note 3 to the consolidated financial statements and the matter discussed in the fourth paragraph of Management’s Annual Report on Internal Control over Financial Reporting, as to which the date is November 8, 2022, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 8, 2022